Exhibit 99.1

Tronox Reports Third Quarter 2023 Financial Results

Delivered Adjusted EBITDA within the guided range despite softer market conditions
Proactively strengthened balance sheet with incremental term loan

STAMFORD, Conn., October 25, 2023/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending September 30, 2023, as follows:

Third Quarter 2023 Financial Highlights:
•	Produced revenue of $662 million, a 17% decrease compared to the prior quarter, or a 26% decrease compared to the prior year
•	Generated income from operations of $32 million, and a net loss of $14 million; adjusted net loss was $12 million (non-GAAP)
•	GAAP diluted EPS was $(0.09); adjusted diluted EPS was $(0.08) (non-GAAP)
•	Delivered Adjusted EBITDA of $116 million and an Adjusted EBITDA margin of 17.5%, both within the guided range
•	Invested $54 million in capital expenditures in the quarter
•
Proactively reinforced balance sheet with $350 million incremental term loan raise in August, the proceeds of which were used to pay outstanding borrowings under existing revolving credit facilities and enhance available liquidity

Q4 2023 Outlook:
•
Adjusted EBITDA expected to be $105-125 million assuming TiO2 volumes will be relatively flat compared to Q3 2023 levels, with little to no seasonal decline, and zircon volumes continue to improve substantially off trough levels

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This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company's guidance with respect to fourth quarter 2023 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

Summary of Select Financial Results for the Quarter Ending September 30, 2023

($M unless otherwise noted)		Q3 2023	Q3 2022	Y-o-Y	%∆	Q2 2023	Q-o-Q	%∆
Revenue		$662	$895	(26)%		$794	(17)%
TiO2		$558	$673	(17)%		$611	(9)%
Zircon		$33	$128	(74)%		$95	(65)%
Other products		$71	$94	(24)%		$88	(19)%
Income from operations		$32	$163	(80)%		$84	(62)%
Net (Loss) Income		$(14)	$123	n/	m	$(269)	n/	m
Net (Loss) Income attributable to Tronox		$(14)	$121	n/	m	$(269)	n/	m
GAAP diluted (loss) earnings per share		$(0.09)	$0.77	n/	m	$(1.72)	n/	m
Adjusted (loss) diluted earnings per share		$(0.08)	$0.69	n/	m	$0.16	n/	m
Adjusted EBITDA		$116	$247	(53)%		$168	(31)%
Adjusted EBITDA Margin %		17.5%	27.6%	(1,010) bps		21.2%	(370) bps
Free cash flow		$(37)	$25	n/	m	$81	n/	m

	Y-o-Y %∆			Q-o-Q	%∆
Volume / Mix		Price	FX	Volume / Mix		Price	FX
TiO2	(14)%	(5)%	2%	(5)%		(4)%	—%
Zircon	(71)%	(3)%	—%	(61)%		(4)%	—%

Co-CEOs' Remarks and Outlook
“We delivered third quarter performance within the previously guided range despite softer market conditions by maintaining an unrelenting focus on managing what is within our control,” commented John Romano, co-chief executive officer. Mr. Romano continued, “TiO2 volumes improved sequentially in the Americas, while volumes were sequentially weaker in other regions, most prominently in Europe, Middle East and Africa. Zircon demand recovered in August and September from July trough levels, as anticipated. Our commercial strategy continues to prove its value, as both TiO2 and zircon average selling prices declined only slightly in the quarter, despite continued end market demand softness. This is a direct result of Tronox’s differentiated offering to our customers. The Company achieved an Adjusted EBITDA of $116 million (previous guidance of $115 to $135 million) and an Adjusted EBITDA margin of 17.5%. This is inclusive of approximately $5 million in charges to EBITDA in the quarter as a result of a supplier outage at our Botlek TiO2 facility that resulted in the plant being taken offline in September. We have been working closely with our supplier and believe the plant will be restarted by November 11.”

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Jean-François Turgeon, co-chief executive officer, added, “We are continuing to prudently manage operating rates at our pigment, mining and upgrading sites as a result of lower customer demand levels to reduce inventory and generate cash. Overall finished goods inventories decreased in the quarter, driven by reduced pigment inventory levels, partially offset by higher zircon inventories as Atlas ramped up against a backdrop of softer market demand. We bolstered the balance sheet by proactively raising $350 million of incremental term loan, the proceeds of which enhanced available liquidity and will enable us to prepare for critical vertical integration capital expenditures in 2024. This is a demonstration of our commitment to balancing the medium- and long-term strategic needs of the business to position Tronox for future success while ensuring we are taking the right decisions to manage what is within our control in the short-term against the current macroeconomic landscape. Our performance quarter after quarter is made possible by the Tronox team, to whom we extend our thanks for their dedication and commitment.”

Mr. Romano added, “Looking ahead to the fourth quarter, we expect pigment volumes to be relatively flat compared to the third quarter. We anticipate little to no seasonality in the fourth quarter as we believe customers have largely completed destocking. This represents an approximate 20% increase compared to trough levels realized in fourth quarter 2022. We expect the more stable pricing trends over the last year to continue. On zircon, we expect volumes to continue to recover substantially from third quarter 2023 levels. As a result of these current expected market dynamics, we anticipate Adjusted EBITDA for the fourth quarter 2023 to be $105-125 million.”

Mr. Turgeon concluded, “Our strategy of being vertically integrated and the value it provides to our customers continues to prove to be a significant differentiator for Tronox. As a result of our unique portfolio, we are currently evaluating a range of options to leverage our expertise to further unlock the value of the rare earths generated from our operations. Our differentiated, integrated position sets us apart as a global leader in sustainable mining and upgrading solutions.”

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Third Quarter 2023 Results
(Comparisons are to prior year (Q3 2023 vs. Q3 2022) unless otherwise noted)

The Company recorded third quarter revenue of $662 million, a decrease of 26%, primarily driven by lower sales volumes and lower selling prices of TiO2, zircon and pig iron.

Revenue from TiO2 sales was $558 million, a decline of 17% driven by a 14% decline in volumes and a 5% decrease in average selling prices, partially offset by a 2% favorable exchange rate impact. Sequentially, TiO2 sales decreased 9%, driven by a 5% decrease in sales volumes, and a 4% decline in average selling prices.

Zircon revenue decreased 74% to $33 million driven by a 71% decline in volumes and a 3% decrease in average selling prices. Sequentially, zircon revenue decreased 65%, driven by a 61% decrease in volumes and a 4% decrease in average selling prices.

Revenue from other products was $71 million, a decline of 24% year-over-year, primarily due to lower sales volumes and average selling prices of pig iron. Rare earths elements sales increased 27% year-over-year.

Net loss attributable to Tronox in the quarter was $14 million, or a loss of $0.09 per diluted share, compared to net income attributable to Tronox of $121 million, or earnings of $0.77 per diluted share in the year-ago period. Adjusted net loss attributable to Tronox (non-GAAP) was $12 million, or a loss of $0.08 per diluted share.

Adjusted EBITDA of $116 million represented a 53% decrease compared to the third quarter 2022, driven by lower sales volumes, lower product pricing and unfavorable fixed cost absorption and lower of cost or market (“LCM”) and idle facility charges due to lower production rates, partially offset by favorable exchange rate tailwinds, lower freight costs and lower corporate costs. Adjusted EBITDA margin was 17.5% for the quarter.

Sequentially, Adjusted EBITDA decreased 31% due to lower product sales volumes, lower average selling prices, and unfavorable fixed cost absorption and LCM and idle facility charges due to lower production rates, partially offset by lower freight costs, favorable exchange rate tailwinds and lower corporate costs.

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The Company's selling, general and administrative expenses were $62 million for the quarter, a decrease of 10%. Tronox's net interest expense in the quarter was $38 million. Depreciation, depletion and amortization expense was $67 million.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $2.8 billion of total debt, $2.6 billion of net debt and a net leverage ratio of 4.8x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $726 million, including $246 million in cash and cash equivalents and $480 million available under our revolving credit agreements. The liquidity increase sequentially was due to the raise of a $350 million incremental term loan in August, the proceeds of which were used to repay outstanding borrowings under the Company’s revolving credit agreements and proactively enhance available liquidity for upcoming capital expenditures in 2024. There remain no significant debt maturities until 2028 and no financial covenants on the Company's term loans or bonds.

Free cash flow for the quarter was a use of $37 million. Capital expenditures were $54 million. The Company returned $19 million to shareholders in the form of dividends in the quarter, which included payments for third quarter declared dividends.

Sustainability
As an update on the renewable solar project in South Africa, construction remains on-track. Expected completion for construction of the project is December 2023 and expected delivery of first power remains the end of first quarter 2024. The project, when completed and running at full capacity, will provide 200MW of solar power to Tronox’s mines and smelters and is expected to reduce Tronox’s global carbon emissions by 13% compared to the Company’s 2019 baseline. This project, and many others underway relating to the conversion of the Company’s power sources from traditional to renewable will continue to drive progress against the Company’s targets toward reducing greenhouse gas emissions.

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, October 26, 2023, at 8:00 AM ET (New York).  The live call is open to the public via internet broadcast and telephone.

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Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1 (888) 886-7786
International: +44 800 6522 435
Conference ID: 00738356

Conference Call Presentation Slides will be used during the conference call and made available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on October 26, 2023, by 11:00 AM ET, until November 2, 2023, 8:00 AM ET.

Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1 (877) 674-7070
International: +44 20 3870 9958
Replay Access Code: 738356 #

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$662	$895	$2,164	$2,805
Cost of goods sold	568	663	1,780	2,078
Gross profit	94	232	384	727
Selling, general and administrative expenses	62	69	206	220
Venator settlement	—	—	—	85
Income from operations	32	163	178	422
Interest expense	(42)	(32)	(113)	(92)
Interest income	4	2	10	6
Loss on extinguishment of debt	—	—	—	(21)
Other income, net	—	8	6	12
(Loss) income before income taxes	(6)	141	81	327
Income tax (provision) benefit	(8)	(18)	(339)	187
Net (loss) income	(14)	123	(258)	514
Net income attributable to noncontrolling interest	—	2	2	2
Net (loss) income attributable to Tronox Holdings plc	$(14)	$121	$(260)	$512

(Loss) Earnings per share:
Basic	$(0.09)	$0.78	$(1.66)	$3.30
Diluted	$(0.09)	$0.77	$(1.66)	$3.23

Weighted average shares outstanding, basic (in thousands)	156,816	154,548	156,260	155,027
Weighted average shares outstanding, diluted (in thousands)	156,816	156,948	156,260	158,201

Other Operating Data:
Capital expenditures	54	112	202	314
Depreciation, depletion and amortization expense	67	66	206	201

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net (loss) income attributable to Tronox Holdings plc (U.S. GAAP)	$(14)	$121	$(260)	$512

Venator settlement (a)	—	—	—	85
Loss on extinguishment of debt (b)	—	—	—	21
Income tax expense - deferred tax assets (c)	—	1	—	(7)
Tax valuation allowance (d)	—	(16)	293	(278)
Other (e)	2	2	3	5
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(12)	$108	$36	$338

Diluted (loss) net income per share (U.S. GAAP)	$(0.09)	$0.77	$(1.66)	$3.23

Venator settlement, per share	—	—	—	0.54
Loss on extinguishment of debt, per share	—	—	—	0.13
Income tax expense - deferred tax assets, per share	—	0.01	—	(0.04)
Tax valuation allowance, per share	—	(0.10)	1.87	(1.76)
Other, per share	0.01	0.02	0.02	0.03
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$(0.08)	$0.69	$0.23	$2.13

Weighted average shares outstanding, diluted (in thousands)	156,816	156,948	157,053	158,201

(1) No income tax impacts have been given to any item as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents the breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the Consolidated Statements of Operations.
(b) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.
(c) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in a foreign tax jurisdiction.
(d) Represents changes within the Company's Australian deferred tax assets' valuation allowance.
(e) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$246	$164
Accounts receivable (net of allowance for credit losses of $3 million and $4 million as of September 30, 2023 and December 31, 2022, respectively)	286	377
Inventories, net	1,422	1,278
Prepaid and other assets	175	135
Income taxes receivable	3	6
Total current assets	2,132	1,960

Noncurrent Assets
Property, plant and equipment, net	1,770	1,830
Mineral leaseholds, net	655	701
Intangible assets, net	245	250
Lease right of use assets, net	131	136
Deferred tax assets	923	1,233
Other long-term assets	184	196
Total assets	$6,040	$6,306

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$370	$486
Accrued liabilities	199	252
Short-term lease liabilities	20	20
Short-term debt	17	50
Long-term debt due within one year	26	24
Income taxes payable	11	18
Total current liabilities	643	850

Noncurrent Liabilities
Long-term debt, net	2,788	2,464
Pension and postretirement healthcare benefits	90	89
Asset retirement obligations	155	153
Environmental liabilities	47	51
Long-term lease liabilities	104	110
Deferred tax liabilities	143	153
Other long-term liabilities	34	33
Total liabilities	4,004	3,903

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 156,793,755 shares issued and outstanding at September 30, 2023 and 154,496,923 shares issued and outstanding at December 31, 2022	2	2
Capital in excess of par value	2,058	2,043
Retained earnings	760	1,080
Accumulated other comprehensive loss	(827)	(768)
Total Tronox Holdings plc shareholders’ equity	1,993	2,357
Noncontrolling interest	43	46
Total equity	2,036	2,403
Total liabilities and equity	$6,040	$6,306

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(258)	$514
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	206	201
Deferred income taxes	314	(241)
Share-based compensation expense	15	21
Amortization of deferred debt issuance costs and discount on debt	6	6
Loss on extinguishment of debt	-	21
Other non-cash items affecting net (loss) income	34	51
Changes in assets and liabilities:
Decrease in accounts receivable, net of allowance for credit losses	84	7
Increase in inventories, net	(141)	(151)
Decrease in prepaid and other assets	5	16
Decrease in accounts payable and accrued liabilities	(154)	(55)
Net changes in income tax payables and receivables	(5)	17
Changes in other non-current assets and liabilities	(32)	(49)
Cash provided by operating activities	74	358

Cash Flows from Investing Activities:
Capital expenditures	(202)	(314)
Proceeds from sale of assets	3	3
Cash used in investing activities	(199)	(311)

Cash Flows from Financing Activities:
Repayments of short-term debt	(136)	(24)
Repayments of long-term debt	(13)	(511)
Proceeds from long-term debt	347	396
Proceeds from short-term debt	81	87
Repurchase of common stock	-	(50)
Call premiums paid	-	(18)
Debt issuance costs	(3)	(4)
Dividends paid	(69)	(60)
Cash provided by (used in) financing activities	207	(184)

Effects of exchange rate changes on cash and cash equivalents	-	(4)

Net increase (decrease) in cash and cash equivalents	82	(141)
Cash and cash equivalents at beginning of period	164	232
Cash and cash equivalents at end of period	$246	$91

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net (loss) income (U.S. GAAP)	$(14)	$123	(258)	514
Interest expense	42	32	113	92
Interest income	(4)	(2)	(10)	(6)
Income tax provision (benefit)	8	18	339	(187)
Depreciation, depletion and amortization expense	67	66	206	201
EBITDA (non-U.S. GAAP)	99	237	390	614
Share-based compensation (a)	4	7	15	21
Venator settlement (b)	—	—	—	85
Loss on extinguishment of debt (c)	—	—	—	21
Foreign currency remeasurement (d)	(1)	(5)	(7)	(1)
Other items (e)	14	8	32	22
Adjusted EBITDA (non-U.S. GAAP)	$116	$247	$430	$762

(a) Represents non-cash share-based compensation.
(b) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Operations.
(c) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Includes noncash pension and postretirement costs, asset retirement obligation remeasurements, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income, net” in the unaudited Condensed Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and nine months ended September 30, 2023:

	Nine Months Ended September 30, 2023	Six Months Ended June 30, 2023	Three Months Ended September 30, 2023
Cash provided by operating activities	$74	$57	$17
Capital expenditures	(202)	(148)	(54)
Free cash flow (non-U.S. GAAP)	$(128)	$(91)	$(37)

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